Exhibit 99.1

Sonic Automotive, Inc. Reports Strong Operating Performance for the Second Quarter

CHARLOTTE, N.C. – August 2, 2006 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that revenue for the second quarter 2006 increased $181 million or 9.8% from second quarter 2005. This was driven by strong same store sales performance (up 3.7%) and the impact of acquisitions. Sales of used vehicles were very strong, with a total revenue increase of 20.9%. Same store used vehicle revenue was up 15%.

Second quarter 2006 earnings from continuing operations were $18.6 million, or $0.42 per diluted share, compared to $28.3 million, or $0.65 per diluted share, in the prior year period. During the second quarter of 2006, the Company recorded charges of $27.6 million, or $0.27 per diluted share from continuing operations and $0.11 per diluted share from discontinued operations. As discussed on the Company’s conference call on July 19, 2006, these charges resulted primarily from the Company’s decision to exit certain facility leases and cancel various facility improvement projects. The results for the quarter ended June 30, 2006 also include $0.01 per diluted share of stock option expense related to the Company’s adoption of SFAS 123R.

Selling, general and administrative expenses as a percentage of gross profit was 78.7% for the quarter compared with 75.4% a year ago. Absent the charges noted above, it was 74.1%, an improvement of 130 basis points, and the Company’s operating margin would have been the highest since 2002.

“We continue to be excited by the results of our key operating initiatives. During the quarter, we were able to increase our same store revenue while maintaining margin.” said President and Chief Operating Officer Jeffrey C. Rachor. “In an increasingly competitive new vehicle environment, our used vehicle sales initiative and fixed operation performance continues to drive our overall profitability. All segments of our business showed strong growth and we are particularly pleased that, for the first time in the Company’s history, we exceeded a 50% gross margin in our fixed operations business. This is a testament to the strength of our brand mix and the effectiveness of our core operating strategies.”

Presentation materials for the Company’s August 2, 2006 earnings conference call can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the screen.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 173 franchises and 38 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended		Six Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005
Revenues
Retail new vehicles	$1,153,155	$1,067,403	$2,172,729	$1,953,941
Fleet vehicles	96,207	90,411	181,318	169,579
New vehicles	1,249,362	1,157,814	2,354,047	2,123,520
Used vehicles	336,726	278,580	637,352	539,876
Wholesale vehicles	128,451	129,558	257,721	239,143
Total vehicles	1,714,539	1,565,952	3,249,120	2,902,539
Parts, service and collision repair	273,446	240,844	540,394	466,641
Finance, insurance and other	45,755	46,153	91,724	87,619
Total revenues	2,033,740	1,852,949	3,881,238	3,456,799
Total gross profit	307,994	279,023	600,026	530,026
SG&A expenses	242,537	210,429	469,996	408,672
Depreciation	6,870	3,622	11,637	7,025
Operating income	58,587	64,972	118,393	114,329
Interest expense, floor plan	15,610	8,777	27,742	16,167
Interest expense, other	11,022	11,054	22,785	21,672
Other (expense) / income	(1)	12	(667)	24
Income from continuing operations before taxes	31,954	45,153	67,199	76,514
Income taxes	13,380	16,873	26,880	28,578
Income from continuing operations	18,574	28,280	40,319	47,936
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(10,299)	(1,945)	(17,827)	(5,927)
Income tax benefit	3,913	669	6,778	2,107
Loss from discontinued operations	(6,386)	(1,276)	(11,049)	(3,820)

Net income	$12,188	$27,004	$29,270	$44,116

Diluted:
Weighted average common shares outstanding	46,270	45,421	46,238	45,440
Earnings per share from continuing operations	$0.42	$0.65	$0.92	$1.10
Loss per share from discontinued operations	($0.13)	($0.03)	($0.24)	($0.08)
Earnings per share	$0.29	$0.62	$0.68	$1.02

Gross Margin Data (Continuing Operations):
Retail new vehicles	7.7%	7.7%	7.6%	7.6%
Fleet vehicles	2.5%	2.8%	2.9%	2.9%
Total new vehicles	7.3%	7.3%	7.3%	7.2%
Used vehicles retail	10.4%	10.3%	10.6%	10.5%
Total vehicles retail	8.0%	7.9%	8.0%	7.9%
Parts, service and collision repair	50.2%	49.6%	49.9%	49.5%
Finance, insurance and other	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.1%	15.1%	15.5%	15.3%

SG&A Expenses (Continuing Operations):
Personnel	$139,194	$124,638	$273,425	$241,217
Advertising	16,434	15,075	30,686	28,407
Facility rent	24,526	19,418	47,422	38,111
Other	62,383	51,298	118,463	100,937

Total	$242,537	$210,429	$469,996	$408,672

Unit Data (Continuing Operations):
New retail units	36,673	34,376	67,908	63,177
Fleet units	4,436	4,232	8,336	7,807
New units	41,109	38,608	76,244	70,984
Used units	17,460	15,052	33,170	29,626
Total units retailed	58,569	53,660	109,414	100,610
Wholesale units	13,582	14,425	26,593	26,536
Average price per unit:
New retail vehicles	31,444	31,051	31,995	30,928
Fleet vehicles	21,688	21,364	21,751	21,721
Total new vehicles	30,391	29,989	30,875	29,915
Used vehicles	19,286	18,508	19,215	18,223
Wholesale vehicles	9,457	8,981	9,691	9,012

Other Data:
Same store revenue percentage changes:
New retail	1.8%		3.6%
Fleet	4.8%		5.4%
New total	2.0%		3.8%
Used	15.0%		11.7%
Parts, service and collision repair	5.5%		6.5%
Finance, insurance and other	-2.5%		1.7%

Total	3.7%		5.1%

Balance Sheet Data:
	6/30/2006	12/31/2005
ASSETS
Current Assets:
Cash and cash equivalents	$18,342	$7,566
Receivables, net	340,437	396,225
Inventories	1,051,815	1,016,457
Assets held for sale	219,358	73,837
Construction in progress expected to be sold in
sale-leaseback transactions	70,500	95,131
Other current assets	28,293	27,484
Total current assets	1,728,745	1,616,700
Property and Equipment, Net	174,487	148,267
Goodwill, Net	1,153,168	1,122,538
Other Intangibles, Net	80,200	88,696
Other Assets	58,380	49,300

TOTAL ASSETS	$3,194,980	$3,025,501

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Floor plan notes payable—trade	$450,602	$579,022
Floor plan notes payable—non-trade	649,370	410,296
Trade accounts payable	80,583	91,101
Accrued interest	18,687	17,378
Other accrued liabilities	172,172	167,060
Liabilities associated with assets held for sale—trade	93,334	45,953
Liabilities associated with assets held for sale—non-trade	57,323	6,937
Current maturities of long-term debt	2,727	2,747
Total current liabilities	1,524,798	1,320,494
LONG-TERM DEBT	644,863	712,311
OTHER LONG-TERM LIABILITIES	37,532	29,479
DEFERRED INCOME TAXES	131,140	132,419
STOCKHOLDERS' EQUITY	856,647	830,798

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,194,980	$3,025,501

Balance Sheet Ratios:
Current Ratio	1.13	1.22
Debt to Total Capital, Net of Cash	42.3%	46.0%